Charter No. 1461

Comptroller of the Currency

Northeastern District

REPORT OF CONDITION

CONSOLIDATING

DOMESTIC AND FOREIGN

SUBSIDIARIES OF

Citibank, N.A. of New York in the State of New York, at the close of business on September 30 2005, published in response to call made by Comptroller of the Currency, under Title 12, United States Code, Section 161.  Charter Number 1461 Comptroller of the Currency Northeastern District.

ASSETS

Thousands of dollars

Cash and balances due from
depository institutions:
Noninterest-bearing balances
and currency and coin . . . . .	$16,437,000
Interest-bearing balances . . . . . .	28,389,000
Held-to-maturity securities . . . . .	0
Available-for-sale securities . . . .	108,701,000
Federal funds sold in domestic
Offices	14,072,000
Federal funds sold and
securities purchased under
agreements to resell. . . . . .	8,791,000
Loans and leases held for sale . . . .	1,568,000
Loans and lease financing
receivables:
Loans and Leases, net of
unearned income . . . . . .	376,526,000
LESS: Allowance for loan and lease
losses . . . . . . . . . . .	6,621,000
Loans and leases, net of unearned
income, allowance, and reserve. .	369,905,000
Trading assets . . . . . . . . . . . . .	96,042,000
Premises and fixed assets
(including capitalized leases) .	4,207,000
Other real estate owned . . . . . . . . .	54,000
Investments in unconsolidated
subsidiaries and associated
companies . . . . . . . . . . . . .	1,277,000
Customers' liability to this bank
on acceptances outstanding . . . . .	1,010,000
Intangible assets: Goodwill . . . . . . .	9,123,000
Intangible assets: Other intangible
assets . . . . . . . . . . . . . . .	10,607,000
Other assets . . . . . . . . . . . . . .	34,433,000
TOTAL ASSETS . . . . . . . . . . . . . .	$704,616,000

LIABILITIES
Deposits: In domestic offices . . . . .	$128,873,000
Noninterest- bearing . . . . . . . . .	22,598,000
Interest- bearing . . . . . . . . . . .	106,275,000
In foreign offices, Edge and
Agreement subsidiaries,
and IBFs . . . . . . . . . . . . .	348,584,000
Noninterest- bearing . . . . . . . . .	29,077,000
Interest- bearing . . . . . . . . . . .	319,507,000
Federal funds purchased in domestic
Offices	19,291,000
Federal funds purchased and securities
sold under agreements
to repurchase . . . . . . . . . . .	4,971,000
Demand notes issued to the
U.S. Treasury . . . . . . . . . .	0
Trading liabilities . . . . . . . . . . .	52,879,000
Other borrowed money (includes
mortgage indebtedness and
obligations under capitalized
leases): ss . . . . . . . . . . . .	46,937,000
Bank's liability on acceptances
executed and outstanding . . . . .	1,010,000
Subordinated notes and debentures . . . .	14,975,000
Other liabilities . . . . . . . . . . . .	31,089,000
TOTAL LIABILITIES . . . . . . . . . . . .	$648,609,000
Minority interest in consolidated
Subsidiaries. . . . . . . . . . . . . . .	472,000

EQUITY CAPITAL
Perpetual preferred stock and
related surplus . . . . . . . . . .	1,950,000
Common stock . . . . . . . . . . . . . .	751,000
Surplus . . . . . . . . . . . . . . . . .	26,162,000
Retained Earnings . . . . . . . . . . . .	28,702,000
Accumulated net gains (losses)
on cash flow hedges . . . . . . . .	–2,030,000
Other equity capital components . . . . .	0
TOTAL EQUITY CAPITAL . . . . . . . . .	$55,535,000
TOTAL LIABILITIES AND EQUITY
CAPITAL . . . . . . . . . . . . .	$704,616,000

I, William J. Gonska, Controller & Vice President of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

William J. Gonska, CONTROLLER & VICE PRESIDENT

We, the undersigned directors, attest to the correctness of this Report of Condition.  We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

ALAN S. MACDONALD

WILLIAM R. RHODES

SALLIE L. KRAWCHECK

DIRECTORS